UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2023

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02    Results of Operations and Financial Condition.

On March 15, 2023, Ontrak, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ended December 31 2022. The full text of the Company’s press release is furnished herewith as Exhibit 99.1.

The information set forth under this “Item 2.02. Results of Operations and Financial Condition,” including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.05    Costs Associated with Exit or Disposal Activities.
As part of the Company's continued cost saving measures and to reduce its operating costs and to help align with its previously stated strategic initiatives, on March 9, 2023, the Company implemented additional headcount reductions wherein approximately 19% of the Company’s employee positions were eliminated. These headcount reductions are expected to result in a reduction of approximately $2.7 million of the Company’s annual compensation costs. The Company estimates one-time costs of approximately $0.3 million of termination benefits to the impacted employees, including severance payments and benefits. The headcount reductions were completed by March 10, 2023.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on September 14, 2022, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company no longer meets the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) because the closing bid price for the Company’s common stock was less than $1.00 for the previous 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(A), the Company had a 180-calendar day grace period, or until March 13, 2023, to regain compliance with the Minimum Bid Price Requirement. On March 7, 2023, the Company applied to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. On March 14, 2023, the Company received notice from Nasdaq that the Company’s application was approved and that the Company is eligible for an additional 180-calendar day period, or until September 11, 2023, to regain compliance with the Minimum Bid Price Requirement. Both the Company’s common stock and 9.50% Series A Cumulative Perpetual Preferred Stock will be transferred to The Nasdaq Capital Market at the opening of business on March 16, 2023. If at any time during the 180-calendar day period, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance, and the matter will be closed, unless Nasdaq exercises its discretion to require the Company to maintain a closing bid price for its common stock of at least $1.00 per share for more than 10 consecutive business days. In connection with the Company’s application to transfer to The Nasdaq Capital Market, the Company notified Nasdaq of the Company’s intention to cure the non-compliance with the Minimum Bid Price Requirement during the additional compliance period, such as by effecting a reverse stock split, if necessary. If the Company does not regain compliance with the Minimum Bid Price Requirement by September 11, 2023, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company expects to be afforded seven days to request that a Nasdaq hearings panel review the delisting determination. If the Company makes such request, the Company expects that its appeal will be heard by a Nasdaq hearing panel within 45 days of its request for a hearing. A timely request for a hearing will ordinarily stay the suspension and delisting action pending the issuance of a written panel decision. The Company is monitoring the closing bid price of its common stock and will consider options to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
99.1        Press Release, dated March 15, 2023.
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: March 15, 2023	By:	/s/ James J. Park
James J. Park
Chief Financial Officer

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